Exhibit 4.1

note and warrant PURCHASE AGREEMENT

This Note and Warrant Purchase and Settlement Agreement (the “Agreement”), dated as of August 5, 2024, is by and between Caravelle International Group (the “Company”) and Lind Global Partners II LLC. (the “Seller” and together with the Company, each individually a “Party” and collectively the “Parties”).

WITNESSETH:

whereas, the Company closed a private placement financing (the “CACO Transaction”) on January 10, 2024 where the Company sold for $1.5 million to the Seller a Senior Secured Original Issue 15% Discount Convertible Promissory Note (the “Note”) and a Common Share Purchase Warrant (the “Warrant”). In connection with the sale of the Note and the Warrant, the Company and the Seller entered into a (i) securities purchase agreement (the “Securities Purchase Agreement”) dated as of January 5, 2024; (ii) a security agreement dated as of January 10, 2024 (the “Security Agreement”) and; (iii) a registration rights agreement dated as of January 10, 2024 (the “Registration Rights Agreement”). The Securities Purchase Agreement, the Note, the Warrant, the Security Agreement and the Registration Rights Agreement are sometimes referred to as the “Transaction Documents.”

Whereas, as of the date hereof, the entire amount of the Note is outstanding and the Warrant has not been exercised.

Whereas, pursuant to the Securities Purchase Agreement, additional financing by the Seller in the aggregate amount of $2.3 million may become available upon the satisfaction of certain conditions described therein.

WHEREAS, the Seller desires to sell, transfer, convey, assign and deliver to the Company, and the Company desires to purchase and acquire from the Seller the Note and the Warrant.

Whereas, the Parties also desire to terminate all of the Transaction Documents in connection with the purchase by the Company of the Note and the Warrant.

Whereas, the Security Agreement was entered into by and among multiple parties and, the Parties agree that they and the other parties to the Security Agreement will enter into a separate termination agreement to terminate the Security Agreement (the “Termination of Security Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follow

SECTION 1. Sale and Purchase of Note and Warrant.

1.1 Sale of Note and Warrant. Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell and deliver to the Company or one of its subsidiaries, and the Company hereby agrees to purchase the Note and the Warrant from the Seller.

1.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Note and the Warrant shall be payable as follows:

(1) On the date hereof, the Company shall pay to the Seller by wire transfer of immediately available funds to an account or accounts designated by the Seller, cash in the amount of $250,000 (the “Initial Payment”), will issue 150,000 ordinary shares of the Company to the Seller and $5,000.00 to counsel to the Seller for expenses relating to the review of this Agreement and the Termination of Security Agreement.

(2) In addition, by September 6, 2024 (the “Closing Date”), the Company shall pay to Seller by wire transfer of immediately available funds to an account or accounts designated by the Seller, cash in the amount of $437,500.

1.3 Delivery Upon Closing

(1) Delivery of Note and Warrant to the Company. The Seller shall deliver the Note and the Warrant to the Company for cancellation as soon as practicable following the Closing Date, but in no event later than five (5) business days following the Closing Date. Notwithstanding the foregoing, the Note and the Warrant shall be deemed cancelled upon receipt by the Seller of the Purchase Price.

(2) Delivery of Termination of Security Agreement. The Seller shall deliver the executed Termination of Security Agreement to the Company before the Closing Date. Notwithstanding the foregoing, the Termination of Security Agreement shall be deemed executed and delivered by the Seller upon receipt by the Seller of the Purchase Price.

1.4 Waiver; Termination; Release’ Most Favored Nations.

(1) Waiver. Upon receipt by the Seller of the full Purchase Price, the Seller shall (A) waive any and all restrictions, covenants or other obligations of the Company with respect to subsequent equity sales as set forth in Section 4.13 of the Securities Purchase Agreement, the Note, the Warrant or any other transaction document entered into between the Parties in connection with the transactions contemplated thereby, (B) waive the right of participation as set forth in Section 4.12 of the Securities Purchase Agreement, (C) waive any and all restrictions, covenants or other obligations of the Company with respect to incurrence or indebtedness as set forth in Section 4.1 (b) of the Note, and (D) waive the rights of adjustments as set forth in Sections 3 (b) and (d) of the Warrant and Section 3.3 (5) of the Note.

(2) Termination. Upon receipt by the Seller of the full Purchase Price, all the Transaction Documents shall be terminated automatically, without further force or effect.

(3) Release. Upon receipt by the Seller of the full Purchase Price, the Seller shall (A) irrevocably waive and agree not to assert any and all claims for cash or otherwise that the Seller may now have arising out of or relating to the Note, the Warrant, any of the Transaction Documents or the CACO Transactions except for any claims under Section 4.10 of the Securities Purchase Agreement, and (B) on behalf of itself and all of its Related Parties (as hereinafter defined), unconditionally and irrevocably release and discharge the Company and all of its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case now or hereafter arising from or in connection with the Note, the Warrant, any of the Transaction Documents or the CACO Transactions except for any claims under Section 4.10 of the Securities Purchase Agreement. Upon receipt by the Seller of the full Purchase Price, none of the Company and any of its Related Parties will have any debt, obligation or liability to the Seller in connection with or resulting from the Note, the Warrant, any of the Transaction Documents or the CACO Transactions. Upon the Closing Date, the Company shall (A) irrevocably waive and agree not to assert any and all claims for cash or otherwise that the Company may now have arising out of or relating to the Note, the Warrant, any of the Transaction Documents or the CACO Transactions except for any claims under Section 4.10 of the Securities Purchase Agreement, and (B) on behalf of itself and all of its Related Parties, unconditionally and irrevocably release and discharge the Seller and all of its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case now or hereafter arising from or in connection with the Note, the Warrant, any of the Transaction Documents or the CACO Transactions except for any claims under Section 4.10 of the Securities Purchase Agreement. “Related Party” means with respect to a person, any or its affiliates, or any of its or its affiliate’s shareholders, directors, officers, managers, members, partners, trustees, employees, attorneys, brokers or other agents, or representatives or any heir, personal representative, successor, or assign of any of the foregoing.

(4) Most Favored Nations. In the event that the Company enters into an agreement with any other Investor under the Transaction Documents other than the Seller in which such Investor sells to the Company or any designee of the Company any of the securities acquired by it under the Transaction Documents (a “Subsequent Transaction”), the Company shall provide the Seller with prompt written notice of such Subsequent Transaction whereupon the Seller shall have 10 calendar days to give written notice to the Company that the Seller agrees to the terms and conditions of the Subsequent Transaction that the Seller believes are more favorable to the other Investor, and the Company shall pay the Seller the additional cash and/or securities which the Seller would have received had the transactions contemplated by this Agreement and the Termination of Security Agreement had the terms and conditions of the Subsequent Transaction, within three days after receipt of such notice from the Seller, and the Company shall otherwise amend the terms and conditions of this Agreement as to the Seller only so as to give the Seller the benefit of such more favorable terms or conditions contained in the Subsequent Transaction.

SECTION 2. Representations and Warranties of the Seller. The Seller represents and warrant to the Buyer, as of the date hereof and as of the Closing Date, as follows:

2.1 Organization and Power. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power and authority to enter into this Agreement and the Termination of Security Agreement and to sell, transfer, convey, assign and deliver the Note and the Warrant to the Company.

2.2 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

2.3 No Conflicts. The execution, delivery and performance of this Agreement, the Termination of Security Agreement, the sale and delivery of the Note and the Warrant, and compliance with the provisions hereof by the Seller, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller, under the organizational documents of the Seller, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Seller is a party or by which it or any of its property is bound or affected.

2.4 No Prohibitions. The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement and the Termination of Security Agreement by the Seller or the sale, transfer, conveyance, assignment and delivery of the Note or the Warrant to the Company pursuant to the terms hereof.

2.5 Consents. All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority, or any other person required in connection with the execution, delivery and performance by the Seller of this Agreement or the transactions contemplated hereby have been or will be obtained by the Seller and will be in full force and effect.

2.6 Good Title; No Liens. The Seller is the sole owner of, and has good, valid and marketable title to, the Note and the Warrant, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, shareholder agreements, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights whatsoever (collectively, “Liens”). Upon consummation of the purchase contemplated hereby, the Company will acquire from the Seller good, valid and marketable title to the Note and the Warrant, free and clear of all Liens.

2.7 Non-Affiliate. The Seller does not, either alone or in association with others, directly or indirectly through one or more intermediaries, control the Company, nor is the Seller, directly or indirectly through one or more intermediaries, controlled by or under common control with the Company such that the Seller would be an “affiliate” of the Company within the meaning of the Securities Act. At no time on or after its acquisition of the Note and the Warrant has the Seller been an “affiliate” of the Company.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Power. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

3.2 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

3.3 No Conflicts. The execution, delivery and performance of this Agreement, the purchase of the Note and the Warrant, and compliance with the provisions hereof by the Company, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, under the organizational documents of the Company, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the is a party or by which it or any of its property is bound or affected.

3.4 No Prohibitions. The Company is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Company or the purchase of the Note and the Warrant by the Company pursuant to the terms hereof.

3.5 Consents. All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority, by the Company or any other person required in connection with the execution, delivery and performance by the Company of this Agreement or the transactions contemplated hereby have been or will be obtained by the Company and will be in full force and effect.

SECTION 4. Miscellaneous.

4.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein shall survive the closing of the transactions contemplated herein. Each Party may rely on such representations, warranties and covenants irrespective of any investigation made, or notice or knowledge held by, it or any other person.

4.2 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its members, partners, managers, directors, officers, employees, attorneys, accountants, agents, successors and assigns from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal fees and expenses) based upon or arising out of (a) any inaccuracy or breach of any representation and warranty of such Party herein, and (b) any breach of any covenant and agreement of such Party herein.

4.3 Notices. All notices and other communications by the Company or the Seller hereunder shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via facsimile or electronic transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a Party may from time to time designate to the other Party by written notice thereof, effective only upon actual receipt.

4.4 Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns.

4.5 Entire Agreement. This Agreement constitutes the entire agreement by the Parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.6 Severability. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision of this Agreement.

4.7 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

4.8 Headings. The headings of particular sections are inserted only for convenience and shall not be construed as a part of this Agreement or a limitation on the scope of any of the terms or provisions of this Agreement.

4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

4.10 Submission to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of New York, the City of New York, Borough of Manhattan, and each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of New York other than for such purpose; and (iii) agrees that process in any such action, in addition to any other method permitted by law, may be served upon it by registered or certified mail, return receipt requested, addressed to such Party at the address designated by such Party on the signature page hereof, and such service shall be deemed effective as if personal service had been made upon it within the State of New York.

4.11 Waiver of Jury Trial. The Parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter arising out of, related to or in connection with this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above-written.

Seller

Lind Global Partners II LLC.

By:
Name:	Jeff Easton
Title:	Managing member of Lind Global Partners II LLC., general partner

Wire instructions:

Caravelle International Group

By:
Name:	Hanxi Chang
Title:	Chief Executive Officer